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                                                                   EXHIBIT 5.1






                   [Letterhead of Gibson, Dunn & Crutcher LLP]


                                October 21, 1999







(213) 229-7000                                                   C 03611-00019

K2 Inc.
4900 South Eastern Avenue
Los Angeles, California 90040

         Re:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as counsel to K2 Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 174,148 shares of Common Stock, $1.00 par value (the "Shares"), of the Company (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under the Ride, Inc. 1994 Stock Option Plan and the Ride, Inc. 1994 Directors' Nonqualified Stock Option Plan 1994 Plan (the "Plans") assumed by the Company pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of July 22, 1999, among the Company, KT Acquisition, Inc., a Washington corporation and wholly-owned subsidiary of the Company, and Ride, Inc., a Washington corporation.

         We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

         Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plans, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

         We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the

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General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                               Very truly yours,

                                               /s/ GIBSON, DUNN & CRUTCHER LLP

                                               GIBSON, DUNN & CRUTCHER LLP



BPW/HJH/JAL

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